UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 29, 2013

Steel Excel Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15071	94-2748530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Westchester Avenue, Suite N222, White Plains, New York		10604
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (914) 461-1300

n/a
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2013, Black Hawk Acquisition, Inc. (“Black Hawk Acquisition”), a newly-formed, indirect wholly owned subsidiary of Steel Excel Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Black Hawk Energy Services, Inc. (“Black Hawk Energy”) and Chris Beal, Stuart Buckingham, Kenneth Stevens, Jeff Thomas and Gregory M. Tucker, the stockholders of Black Hawk Energy. The Asset Purchase Agreement provides that Black Hawk Acquisition will acquire substantially all of the assets of Black Hawk Energy at a purchase price equal to $60,000,000, subject to adjustment for the amount of working capital (as defined in the Asset Purchase Agreement) of Black Hawk Energy at closing. The purchase price will be paid in cash, with $5,500,000 of the purchase price to be placed in escrow for up to one year to back-stop potential indemnification claims that Black Hawk Acquisition may have under the Asset Purchase Agreement.

The Asset Purchase Agreement contains representations, warranties, covenants and termination rights that are customary for a transaction of this type. Closing of Asset Purchase Agreement is subject to several closing conditions including, without limitation, that there has been no material adverse effect on the condition of Black Hawk Energy; consent, if necessary, of the lenders who are party to a Credit Agreement dated as of July 3, 2013 with Steel Energy Ltd.(“Steel Energy”), a wholly-owned subsidiary of the Company; certain employees of Black Hawk Energy accepting employment with Black Hawk Acquisition; and satisfaction of certain employment matters requirements.

In connection with the Asset Purchase Agreement, Steel Energy will execute a guaranty at closing that guarantees the payment of obligations, if any, of Black Hawk Acquisition after the closing.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1

Asset Purchase Agreement, dated as of October 29, 2013 by and among Black Hawk Acquisition, Inc., Black Hawk Energy Services, Inc. and Chris Beal, Stuart Buckingham, Kenneth Stevens, Jeff Thomas and Gregory M. Tucker.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 4, 2013	Steel Excel Inc.

	By:	/s/ Leonard J. McGill
		Name:	Leonard J. McGill
		Title:	Vice President, General Counsel